Exhibit 10.6

POWER INTEGRATIONS, INC.

EXECUTIVE OFFICER BENEFITS AGREEMENT

THIS EXECUTIVE OFFICER BENEFITS AGREEMENT (the “Agreement”) is made and entered into as of July 21, 2025 (the “Effective Date”), by and between POWER INTEGRATIONS, INC., a Delaware corporation, (the “Company”) and Jennifer Lloyd (“Executive”).

RECITALS

A.Executive is the Chief Executive Officer of the Company and possesses valuable knowledge of the Company, its business and operations, and the markets in which the Company competes.

B.The Company draws upon the knowledge, experience and advice of Executive in order to manage its business for the benefit of the Company’s stockholders.

C.The Board of Directors desires to supplement Executive’s other employment arrangements so as to provide additional compensation and benefits to the Executive to encourage Executive to continue to devote Executive’s attention and dedication to the Company and to create additional incentives to continued employment with the Company.

AGREEMENT

THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the undersigned hereby agree and acknowledge as follows:

1.Executive shall first be eligible for the benefits under this Agreement upon commencement of employment as the Chief Executive Officer of the Company.

2.This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and a duly authorized member of the Board of Directors of the Company.

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IN WITNESS WHEREOF, the undersigned have executed this EXECUTIVE OFFICER BENEFITS AGREEMENT, intending to be legally bound as of the Effective Date.

COMPANY:	POWER INTEGRATIONS, INC.

	By:	/s/ Balu Balakrishnan
Name: Balu Balakrishnan
Title: Chief Executive Officer and Chairman of the Board

EXECUTIVE:
/s/ Jennifer Lloyd
Name: Jennifer Lloyd

Address for Notice: Executive’s home address as reflected in the records of the Company

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EXHIBIT A

TERMS OF EXECUTIVE OFFICER BENEFITS AGREEMENT (CEO VERSION)

1.Executive shall continue to be an at-will employee of the Company employed in Executive’s current position at Executive’s then current salary rate, shall be entitled to continue to participate in and to receive benefits on the same basis as other employees under any of the Company’s employee benefit plans as in effect from time to time.

2.Qualifying Termination Upon Change of Control.

(a)Severance Benefits.  In the event of the Executive’s Qualifying Termination Upon Change of Control, Executive shall be entitled to the following separation benefits in this Section 2(a), with all such benefits other than those set forth under (i) and (iii) subject to Section 12:

(i)Salary and Accrued Benefits.  All salary and accrued but unused vacation earned through the date of Executive’s termination.

(ii)Annual Performance Award. A cash payment equal to the value of a Prorated Portion of Executive’s Annual Performance Award for the year in which such termination occurs, measured as of the date of termination at the applicable target (i.e., 100%) performance level as in effect as of the date of such termination, to be paid in a lump sum on the sixtieth (60th) day following such termination, in settlement of all obligations of the Company with respect to the performance share units (“PSUs”) then outstanding pursuant to such Annual Performance Award.

(iii)Expenses.  Within fourteen (14) days of submission of proper expense reports by the Executive, reimbursement by the Company for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to Executive’s termination of employment.

(iv)Severance Payment.

(1)Payment of an amount equal to two (2) years of Executive’s annual base salary from the Company as in effect as of the date of such termination (or, in the event that the applicable Qualifying Termination Upon Change of Control results from a resignation by Executive for Good Reason based (in whole or in part) on a decrease in annual base salary, as in effect immediately prior to such reduction), to be paid in a lump sum on the sixtieth (60th) day following such termination; and

(2)Payment of an amount equal to 200% of the cash value of Executive’s Annual Performance Award measured as of the date of termination at the applicable target (i.e., 100%) performance level as in effect as of the date of such termination (or, in the event that the applicable Qualifying Termination Upon Change of Control results from a resignation by Executive for Good Reason based (in whole or in part) on a decrease in annual base salary or bonus

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opportunity, as in effect immediately prior to such reduction) to be paid in a lump sum on the sixtieth (60th) day following such termination.

(v)Stock Awards.  All Stock Awards other than Performance Stock Awards granted by the Company to the Executive and outstanding immediately prior to such Qualifying Termination Upon Change of Control shall have their vesting accelerated, such that 100% of the then unvested shares subject to such Stock Award will be deemed vested and exercisable as of the date of termination of employment.  All Performance Stock Awards (other than Stock Awards that constitute Executive’s Annual Performance Award) granted by the Company to the Executive and outstanding immediately prior to such Qualifying Termination Upon Change of Control shall have their vesting accelerated at the applicable target (i.e., 100%) performance level, such that 100% of the then unvested shares subject to such Stock Award will be deemed vested and exercisable as of the date of termination of employment. Any shares vesting pursuant to this Section 2(a)(v) will be issued in accordance with Section 18(a).  In the event of the Executive’s Qualifying Termination Upon Change of Control, the portion of any unvested Stock Award that does not vest based on this Section 2(a)(v) or pursuant to the terms of the relevant award agreement will be forfeited by Executive and will be of no further force or effect.

(b)Benefits Continuation.

(i)In the event of Executive’s Qualifying Termination Upon Change of Control, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”);

(ii)Subject to Section 12 and to Executive electing continuation coverage within the time period prescribed under law in connection with such termination for Executive and/or Executive’s dependents, the Company shall pay such COBRA premiums for twenty-four (24) months from the date of termination of employment; provided that, notwithstanding the above, in the event Executive becomes ineligible for COBRA or eligible for coverage under Medicare or another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums thereafter; and

(iii)Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.

3.Qualifying Termination Outside Change of Control Period.

(a)Severance Benefits.  In the event of the Executive’s Qualifying Termination of Employment, Executive shall be entitled to all separation benefits provided in Section 2(a)(i), Section 2(a)(ii) and 2(a)(iii) above, with benefits under Section 2(a)(ii) subject to Section 12. In addition, Executive shall be entitled to twelve (12) months of Executive’s annual base salary as in effect as of the date of such termination and 100% of the cash value of Executive’s Annual Performance Award at the applicable target (i.e., 100%) performance level as in effect as

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of the date of such termination, all less applicable withholding, paid in a lump sum within sixty (60) days of such termination, subject to Section 12.

(b)Performance Stock Awards.  In the event of the Executive’s Qualifying Termination of Employment, subject to Section 12, a Prorated Portion of all shares subject to Performance Stock Awards granted to the Executive by the Company and outstanding immediately prior to such Qualifying Termination of Employment that remains outstanding as of such Qualifying Termination of Employment, and granted other than in connection with Executive’s Annual Performance Award shall vest at such performance level as determined by the Board of Directors or Compensation Committee on the date of such determination. In the event of the Executive’s Qualifying Termination of Employment, the portion of any unvested Performance Stock Award or other unvested Stock Award that does not vest based on this Section 3(b) or pursuant to the terms of the relevant award agreement will be forfeited by Executive and will be of no further force or effect.

(c)Benefits Continuation.

(i)In the event of Executive’s Qualifying Termination of Employment, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of COBRA;

(ii)Subject to Section 12 and to Executive electing continuation coverage within the time period prescribed under law in connection with such termination for Executive and/or Executive’s dependents, the Company shall pay such COBRA premiums for twelve (12) months from the date of Qualifying Termination of Employment; provided that, notwithstanding the above, in the event Executive becomes ineligible for COBRA or eligible for coverage under Medicare or another  employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums thereafter; and

(iii)Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.

4.Retirement Benefits.

(a)In order to be eligible for the Retirement Benefits described in Section 4(b) below, the Executive must meet both of the following criteria:

(i)At the time of Executive’s termination of employment with the Company (other than in circumstances in which such termination (i) constitutes a termination with Cause or (ii) does not qualify as a Separation from Service), the Executive has (1) achieved the age of 50 and served the Company for at least 15 years; or (2) achieved the age of 55 and served the Company for at least 10 years; provided, however, if such termination of employment also constitutes a Qualifying Termination of Employment or a Qualifying Termination Upon Change

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of Control, Executive will receive the benefits provided in Section 2 or Section 3, as applicable, in lieu of the benefits provided in this Section 4; and

(ii)At any time during which the Executive is receiving Retirement Benefits, the Executive shall not (1) be employed or on contract full time by a third party (excluding a non-profit organization described in Section 501(c)(3) of the Code) or (2) materially breach the terms and conditions of the Confidentiality Agreement.  If the Executive engages in either (1) or (2), then all Retirement Benefits shall terminate immediately and permanently.

(b)If both conditions in Sections 4(a)(i) and 4(a)(ii) above are satisfied, the Executive shall be entitled to receive the following “Retirement Benefits:”

(i)Performance Stock Awards.  Subject to Section 12, a Prorated Portion of all shares subject to Performance Stock Awards granted to the Executive by the Company and outstanding prior to such termination of employment, including Performance Stock Awards granted in connection with Executive’s Annual Performance Award, shall vest upon such termination of employment, in each case at such performance level as determined by the Board of Directors or Compensation Committee on the date of such determination. In the event of an event resulting in vesting pursuant to this Section 4(b)(i), the portion of any unvested Performance Stock Award or other unvested Stock Award that does not vest based on this Section or pursuant to the terms of the relevant award agreement will be forfeited by Executive and will be of no further force or effect.

(ii)Benefits Continuation. Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which Executive may be entitled pursuant to the terms of such plans, and without regard to this Section 4.

5.Termination of Employment due to Death or Permanent Disability.

(a)In the event of the Executive’s death during employment with the Company, (1) the Executive’s legal representative or any person empowered to act on Executive’s behalf under Executive’s will or under the then applicable laws of descent and distribution shall be entitled to Performance Stock Award vesting pursuant to Section 4(b)(i) subject to Section 12 (with the release signed by Executive, if capable, or, if not, by such legal representative or other such person) and (2) the Executive’s dependents, to the extent applicable, shall be entitled to benefits pursuant to Section 4(b)(ii) if any.

(b)In the event of the Executive’s Permanent Disability during employment with the Company, the Executive, and to the extent applicable, Executive’s dependents, shall be entitled to Performance Stock Award vesting provided in Section 4(b)(i) subject to Section 12 and to benefits pursuant to Section 4(b)(ii) if any.

6.Payment of Taxes.  All payments made to Executive under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes, including all withholding taxes.

7.Parachute Payment.  Executive is strongly encouraged to review the following provision and consult with Executive’s tax and financial advisor concerning the application of any

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personal tax consequences related to any payments provided for under this Agreement and the following provision. In the event that any of the payments and benefits provided for in this Agreement or otherwise payable to the Executive (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of any such 280G Payment to be paid (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (i) or by clause (ii)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by Executive, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (i) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  The Company shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.

8.Exclusive Remedy.  The payments and benefits provided for in Section 2, Section 3, Section 4 or Section 5 shall constitute the Executive’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Executive and the Company. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with these specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

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9.Proprietary and Confidential Information.  The Executive agrees to abide by the terms and conditions of the Employee Confidential Information and Inventions Assignment Agreement between the Executive and the Company, as in effect from time to time (the “Confidentiality Agreement”).

10.Interpretation.  Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to such state’s conflict of laws rules.

11.Entire Agreement; Conflict in Benefits.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior arrangements, if any, whether written or oral, and understandings regarding the subject matter of this Agreement.  However, this Agreement is not intended to and shall not affect, limit or terminate (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company, (ii) the Company’s equity incentive plans or award agreements thereunder, other than with respect to vesting under Sections 2, 3, 4 or 5, (iii) the Confidentiality Agreement and any offer letter other agreement or arrangement to which the Company and the Executive are parties that has been reduced to writing and which does not relate to the subject matter hereof, or (iv) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided therein.

12.Release of Claims.  Executive shall receive the severance benefits or the Retirement Benefits pursuant to this Agreement only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than sixty (60) days following the date of Executive’s Separation from Service, a release of claims (the “Release of Claims”) in favor of the Company in a form reasonably satisfactory to the Company, and permits such Release of Claims to become effective in accordance with its terms on or prior to such sixtieth day from the date of Separation from Service (the “Release Agreement Deadline”). If the Release of Claims does not become effective by the Release Agreement Deadline, the Executive will forfeit any right to severance benefits or Retirement Benefits pursuant to this Agreement.  Regardless of whether the Release of Claims becomes effective prior to the Release Agreement Deadline, any severance benefits or Retirement Benefits payable prior to the Release Agreement Deadline shall be paid on the Release Agreement Deadline, with the remainder of the payments to be made as originally scheduled. Except to the minimum extent that payments must be delayed pursuant to Section 18(b) because Executive is a “specified employee” or until the effectiveness (or deemed effectiveness) of the Release of Claims, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices following Executive’s Separation from Service.  Notwithstanding the foregoing, the Release of Claims shall not be construed to waive any right to indemnification or contribution otherwise available to Executive under law or rules of corporate governance with respect to claims by third parties for actions or omissions in Executive’s role as an officer of the Company.

13.Successors and Assigns.

(a)Successors of the Company.  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and

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unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement effective as of the date of closing of such transaction, which breach, for avoidance of doubt, if not timely cured, may entitle the Executive to resign Executive’s employment with the Company for Good Reason.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)Heirs of Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:

Power Integrations, Inc.
5245 Hellyer Avenue
San Jose, California 95138
Attn: Chief Financial Officer and Lead People Officer or
Head of Human Resources

and if to the Executive, at the address specified in this Agreement.  Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.No Representations.  Executive acknowledges that he/she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

16.Validity.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

17.Consultation with Legal and Financial Advisors.  Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisers; and that Executive has had adequate time to consult with Executive’s advisers before signing this Agreement.

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18.Application of Section 409A and Other Limitations. Executive is strongly encouraged to review the following provisions and consult with Executive’s tax and financial advisor concerning the application of any personal tax consequences related to any payments provided for under this Agreement and the following provisions.

(a)If any Stock Award vesting pursuant to Section 2(a)(v):

(i)does not constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to such events will be issued in respect of Section 2(a)(v)(1) on the sixtieth (60th) day following the Qualifying Termination Upon Change of Control as further provided in Section 12 hereof.

(ii)does constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to such events will be issued in respect of Section 2(a)(v), immediately prior to the Change of Control, provided such payment can be made without adverse personal tax consequences to the Executive, or else the shares vesting pursuant to Section 2(a)(v) will be converted into the same consideration received by the holders of the Company’s common stock pursuant to the Change of Control, and such consideration will be issued in accordance with the delivery schedule for such Stock Award in effect immediately prior to the Change of Control.

(b)Other Benefits.  Notwithstanding anything to the contrary herein, the following provisions apply to all benefits (“Benefits”) provided herein:  (A)  The Benefits are intended to qualify for an exemption from application of Section 409A or comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.  (B)  Benefits contingent on a termination of employment shall not commence until Executive has a Separation from Service.  (C)  Each installment of a Benefit is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i).  (D)  Each Benefit is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) to the maximum extent available.  However, if such exemptions are not available and Executive is, upon Executive’s Separation from Service, a “specified employee” for the purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Benefit payments otherwise payable prior to such date shall be delayed until the earlier of (x) six (6) months and one day after Executive’s Separation from Service, or (y) Executive’s death, and any payments otherwise scheduled to be made after such date shall be paid as originally scheduled. (E) To the extent that any reimbursements payable to Executive pursuant to Section 2(a)(iii) are subject to the provisions of Section 409A, the following provisions will apply in addition to the provisions of any applicable expense reimbursement policy: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than the earlier of (x) thirty (30) days after the date Executive submits receipts for the expenses or (y) December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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(c)Payment of Health Care Benefits.  Notwithstanding anything to the contrary set forth herein, if the Company determines, in its sole discretion, that it cannot provide the COBRA premiums, or other medical or dental coverage premiums (together the “Health Care Benefits”) contemplated under this Agreement without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”).  Subject to any further delay in payment required by Section 12 or Section 18(b) of this Agreement, the Health Care Benefit Payment shall be paid in monthly installments on the same schedule that such amounts would otherwise have been paid to the insurer.  The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid to provide the Health Care Benefits for the duration of the applicable severance period (which amount shall be calculated based on the premium for the first month of coverage), subject to applicable withholding.

19.Definitions.  As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

(a)“Annual Performance Award” means the Executive’s annual performance incentive award, whether consisting of cash or Stock Awards, as determined by the Board of Directors or Compensation Committee on an annual basis.

(b)“Cause” means:

(i)A material act of theft, dishonesty, fraud, intentional falsification of any employment or Company records or the commission of any criminal act or material breach of fiduciary duty, in each case, which impairs Executive’s ability to perform Executive’s duties under this Agreement;

(ii)A material violation of any material written Company policy as in effect from time to time, including material violations of any code of business conduct, ethics or insider trading policy, or any material improper disclosure of the Company’s confidential, business or proprietary information by Executive;

(iii)Any action by Executive intentionally causing or reasonably expected to cause material harm to the reputation and standing of the Company, or gross negligence or willful misconduct in the performance of Executive’s assigned duties (but not mere unsatisfactory performance); or

(iv)The Executive’s conviction (including any plea of guilty or nolo contendere) for a felony causing material harm to the reputation and standing of the Company, as determined by the Board in good faith;

provided, however, that the Executive shall be provided with thirty (30) days to cure any circumstances giving rise to “Cause” except to the extent that the Board determines, in its reasonable discretion, that the circumstances cannot be cured.

(c)“Change of Control” means:

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(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then- outstanding securities;

(ii)The Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)There occurs a change in the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors.  For purposes of this Agreement, an “Incumbent Director” is any director who is either:

(A)A director of the Company as of the Effective Date; or

(B)A director who is elected or nominated for election to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)The sale or disposition of 50% or more of the Company’s consolidated assets (or consummation of any transaction having similar effect); or

(v)The dissolution or liquidation of the Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Company” shall mean Power Integrations, Inc., and following a Change of Control, any successor or assign to its business and/or assets that agrees or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(f)“Good Reason” means the occurrence of any of the following conditions, without Executive’s written consent, which condition(s) remain(s) in effect 20 days after written notice to the Board of Directors from Executive of such condition(s), if such notice is given within 90 days of the occurrence of such condition(s):

(i)A material decrease in Executive’s annual base salary, or the target opportunity for Executive’s Annual Performance Award, other than any general decrease that affects a majority of the Company’s then senior executives in substantially the same proportions;

(ii)A demotion, a material reduction in Executive’s position, responsibilities or duties or a material, adverse change in Executive’s substantive functional

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responsibilities or duties, provided, however, that in the event of a Change of Control, Executive will be deemed demoted and Executive’s position, responsibilities or duties materially reduced or Executive’s substantive functional responsibilities or duties materially adversely changed if Executive is not responsible for at least substantially the same function that Executive had in the Company prior to the Change of Control.

(iii)The relocation of Executive’s work place for the Company to a location more than fifty (50) miles from the current location of Executive’s work place or a material adverse change in the working conditions or established working hours which persists for a period of six continuous months; or

(iv)Any material breach of this Agreement by the Company.

(g)“Performance Stock Award” means any Stock Award subject to vesting upon the achievement of any performance level regardless of the length of any performance period.

(h)“Permanent Disability” means that:

(i)The Executive has been incapacitated by bodily injury or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(ii)Such total incapacity shall have continued for a period of six consecutive months;

(iii)Such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life; and

(iv)Such incapacity results in Executive’s Separation from Service.

(i)“Prorated Portion” means a fraction the numerator of which is the number of days in an applicable performance period prior to such Executive’s termination of employment and the denominator of which is the total number of days in such performance period.

(j)“Qualifying Termination of Employment” means Executive’s Separation from Service that results from:

(i)Any termination of employment of the Executive by the Company without Cause; or

(ii)Any resignation by the Executive for Good Reason.

“Qualifying Termination of Employment” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of Permanent Disability of the Executive; (c) as a result of the death of the Executive; (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason; or (e) that constitutes a Qualifying Termination Upon Change of Control.

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(k)“Qualifying Termination Upon Change of Control” means Executive’s Separation from Service that results from:

(i)Any termination of the employment of the Executive by the Company without Cause on or within three (3) months prior to or twelve (12) months after the occurrence of a Change of Control; or

(ii)Any resignation by the Executive for Good Reason on or within three (3) months prior or twelve (12) months after the occurrence of a Change of Control.

“Qualifying Termination Upon Change of Control” shall not include any termination of the employment of the Executive (a) by the Company for Cause, or (b) as a result of Permanent Disability of the Executive; (c) as a result of the death of the Executive; (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.

(l) “Release of Claims” means the release of claims required by Section 12 of this Agreement.

(m)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(n)“Separation from Service” means a “separation from service” for the purposes of Section 409A with respect to the Company.

(o)“Stock Award” shall (i) have the same meaning as the term “Award” under the Company’s 2016 Incentive Award Plan, as amended from time to time and any successor plan thereto, and (ii) mean any equity or equity-based incentive award granted by the Company to Executive, whether or not such award was granted under an equity incentive plan adopted by the Company.

* * * * *

12.